Exhibit 99.1
PRESS RELEASE

BRISTOW GROUP REPORTS
FOURTH QUARTER AND FULL YEAR 2023 RESULTS
ACHIEVES 2023 INCREASED OUTLOOK AND AFFIRMS 2024 OUTLOOK
Houston, Texas
March 5, 2024
•Total revenues of $337.9 million in Q4 2023 compared to $338.1 million in Q3 2023
•Net loss of $7.9 million, or $0.28 per diluted share, in Q4 2023 compared to net income of $4.3 million, or $0.15 per diluted share, in Q3 2023
•EBITDA adjusted to exclude special items, asset dispositions and foreign exchange gains (losses) was $46.0 million in Q4 2023 compared to $56.6 million in Q3 2023
•Full year 2023 EBITDA adjusted to exclude special items, asset dispositions and foreign exchange gains (losses) was $170.5 million compared to the upwardly revised 2023E outlook of $170.0 million
FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) today reported net loss attributable to the Company of $7.9 million, or $0.28 per diluted share, for its quarter ended December 31, 2023 (the “Current Quarter”) on operating revenues of $329.6 million compared to net income attributable to the Company of $4.3 million, or $0.15 per diluted share, for the quarter ended September 30, 2023 (the “Preceding Quarter”) on operating revenues of $330.3 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $41.8 million in the Current Quarter compared to $54.9 million in the Preceding Quarter. EBITDA adjusted to exclude special items, gains or losses on asset dispositions and foreign exchange gains was $46.0 million in the Current Quarter compared to $56.6 million in the Preceding Quarter. The following table provides a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding gains or losses on asset dispositions and foreign exchange gains (in thousands, unaudited). See “Non-GAAP Financial Measures” for further information on the use of non-GAAP financial measures used herein.

	Three Months Ended
	December 31, 2023	September 30, 2023
Net income (loss)	$(8,103)	$4,345
Depreciation and amortization expense	17,007	17,862
Interest expense, net	11,274	10,008
Income tax expense	21,598	22,637
EBITDA(1)	$41,776	$54,852
Special items:
PBH amortization	3,729	3,751
Merger and integration costs	347	738
Reorganization items, net	—	3
Other special items(2)	1,873	2,966
	$5,949	$7,458
Adjusted EBITDA(1)	$47,725	$62,310
(Gains) losses on disposal of assets	159	(1,179)
Foreign exchange gains	(1,882)	(4,541)
Adjusted EBITDA excluding asset dispositions and foreign exchange	$46,002	$56,590
__________________
(1) EBITDA and Adjusted EBITDA are non-GAAP financial measures. See definitions of these measures and the reconciliation of GAAP to non-GAAP financial measures in the Non-GAAP Financial Reconciliation tables.
(2) Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs.

“On behalf of all Bristow team members around the world, I extend our heartfelt condolences to the family and friends of our dear colleague whose life was lost in the tragic SAR training accident offshore Norway on February 28, 2024. This is a deeply sad and difficult time, and we will carry this loss with us always,” said Chris Bradshaw, President and CEO of Bristow Group. “We are relieved to share that the other crew members have now either been released from the hospital or remain in stable condition at the hospital. Bristow is fully cooperating with authorities investigating the accident, and we will provide future updates as appropriate.”
“Looking back on 2023, I want to thank and commend the Bristow team for delivering many successful outcomes last year,” said Bradshaw. “We continued to progress our strategic goal to grow and diversify our leading government services business with the successful award of the €670 million Irish Coast Guard contract, building upon the recent addition of key government contracts in the United Kingdom (UKSAR2G), Dutch Caribbean, the Netherlands, and the Falkland Islands. In our offshore energy services business, the second half of 2023 marked the positive inflection point beginning what we believe will be a multi-year growth cycle. With the largest global fleet of offshore helicopters and a significant presence in key regions, Bristow expects to be a primary beneficiary of this extended growth cycle in offshore energy. Revenues in 2023 were 8% higher than 2022, and Adjusted EBITDA, excluding asset dispositions and foreign exchange, increased by 24% compared to the prior year. In 2024, the mid-point of our guidance range represents a similar year-over-year growth of 9% in revenues and over 20% in Adjusted EBITDA.”
Sequential Quarter Results
Operating revenues in the Current Quarter were $0.7 million lower compared to the Preceding Quarter. Operating revenues from offshore energy services were $7.0 million higher primarily due to a new contract in Norway and increased utilization in Africa, partially offset by lower lease payments received from Cougar Helicopters Inc. (“Cougar”) and lower utilization in the UK. Operating revenues from government services were $3.8 million lower primarily due to lower utilization and the weakening of the British pound sterling (“GBP”) relative to the U.S. dollar (“USD”). Fixed wing revenues were $3.5 million lower primarily due to lower seasonal utilization.
Operating expenses were $8.8 million higher in the Current Quarter primarily due to higher fuel costs, leased-in equipment costs, repairs and maintenance costs and personnel costs.
General and administrative expenses were $2.1 million lower in the Current Quarter primarily due to lower compensation costs.
During the Current Quarter, the Company sold or otherwise disposed of certain assets, resulting in net losses of $0.2 million. During the Preceding Quarter, the Company sold or otherwise disposed of two helicopters and other assets, resulting in net gains of $1.2 million.
During the Current Quarter, the Company recognized earnings of $1.1 million from unconsolidated affiliates compared to $3.7 million in the Preceding Quarter.
Other income, net of $1.7 million in the Current Quarter primarily resulted from foreign exchange gains of $1.9 million, partially offset by an unfavorable interest adjustment to the Company’s pension liability. Other income, net of $4.8 million in the Preceding Quarter primarily resulted from foreign exchange gains of $4.5 million.
Income tax expense was $21.6 million in the Current Quarter compared to $22.6 million in the Preceding Quarter. The change in income tax expense is primarily due to the earnings mix of the Company’s global operations and changes to deferred tax valuation allowances and assets.

Full Year Results
On August 3, 2022, Bristow’s Board of Directors approved a change in the fiscal year end of the Company from March 31st to December 31st, on a prospective basis, aligning its fiscal year to the calendar year. As such, references below to the “Current Year” refer to the twelve months ended December 31, 2023, and references to the “Prior Year” refer to the twelve months ended December 31, 2022.
Bristow reported net loss attributable to the Company of $6.8 million, or loss per diluted share of $0.24, for the Current Year on operating revenues of $1.3 billion compared to net income attributable to the Company of $9.2 million, or $0.32 per diluted share, on operating revenues of $1.2 billion for the Prior Year.
Operating revenues in the Current Year were $90.8 million higher compared to the Prior Year. Operating revenues from offshore energy services were $29.7 million higher in the Current Year primarily due to higher utilization in most geographic regions, partially offset by the end of a contract in Guyana. Operating revenues from government services were $53.7 million higher in the Current Year primarily due to the commencement of new contracts in the Falkland Islands, the Netherlands and the Dutch Caribbean. Operating revenues from fixed wing services were $10.5 million higher in the Current Year primarily due to increased rates.
Operating expenses were $49.2 million higher in the Current Year primarily due to higher costs related to new contracts, higher personnel costs, insurance costs and leased-in equipment costs, partially offset by lower fuel and repairs and maintenance costs.
General and administrative expenses were $17.1 million higher in the Current Year primarily due to increased headcount related to backfilling positions that were vacant in the Prior Year, higher non-cash stock compensation expense, severance costs, and higher tax expenses.
During the Prior Year, restructuring costs were $2.1 million primarily due to severance costs in the Africa region.
During the Prior Year, the Company recognized a loss on impairment of $5.2 million related to a power-by-the-hour (“PBH”) intangible asset write-off.
During the Current Year, the Company sold or otherwise disposed of eight helicopters and other assets, resulting in net gains of $1.1 million. During the Prior Year, the Company sold twelve helicopters and other assets resulting in net losses of $0.5 million.
During the Current Year, the Company recognized earnings of $7.2 million from unconsolidated affiliates compared to earnings of $1.1 million in the Prior Year.
Interest income was $7.0 million higher than the Prior Year due to higher investment balances, higher interest rates and income from sales-type leases.
Other expense, net of $9.9 million in the Current Year primarily resulted from foreign exchange losses of $10.7 million, partially offset by a favorable interest adjustment to the Company’s pension liability of $0.4 million. Other income, net of $33.4 million in the Prior Year primarily resulted from foreign exchange gains of $20.9 million, government grants to fixed wing services of $6.2 million, a favorable interest adjustment to the Company’s pension liability of $2.7 million and a gain on sale of inventory of $1.9 million.
Income tax expense was $24.9 million in the Current Year compared to $10.8 million in the Prior Year primarily due to the earnings mix of the Company’s global operations and changes to deferred tax valuation allowances and assets.

2023 and 2024 Outlook
Please refer to the paragraph entitled "Forward Looking Statements Disclosure" below for further discussion regarding the risks and uncertainties as well as other important information regarding Bristow’s guidance. The following guidance also contains the non-GAAP financial measure of Adjusted EBITDA. Please read the paragraph entitled “Non-GAAP Financial Measures” for further information.
After stronger than expected Q3 results, Bristow raised its 2023 Adjusted EBITDA guidance range from $150 - $170 million to $165 - $175 million in the Preceding Quarter.
Select financial results for 2023 and targets for 2023 and 2024 are as follows (in USD, millions):

	2023E(1)	2023A	2024E
Operating revenues:
Offshore energy services	$803	$810	$850 - $970
Government services	$335	$337	$335 - $360
Fixed wing services	$108	$107	$100 - $120
Other services	$11	$10	$5 - $15
Total operating revenues	$1,257	$1,264	$1,290 - $1,465

Adjusted EBITDA, excluding asset dispositions and FX	$170	$171	$190 - $220

Cash interest	~$40	$39	~$40
Cash taxes	$18	$19	$25 - $30
Maintenance capital expenditures	$18	$14	$15 - $20
__________________________
(1)  Reflects the mid-point of the previously issued 2023 financial outlook ranges.
There are two main ways in which foreign currency fluctuations impact Bristow’s reported financials. The first is primarily non-cash foreign exchange gains (losses) that are reported in the Other Income line on the Income Statement. These are related to the revaluation of balance sheet items, typically do not impact cash flows, and thus are excluded in the Adjusted EBITDA presentation. The second is through impacts to certain revenue and expense items, which impact the Company’s cash flows. The primary exposure is the GBP/USD exchange rate.

	2023A	2024E
(in millions, except for exchange rates)
Adjusted EBITDA, excluding asset dispositions and foreign exchange (gains) losses	$171	$190 - $220
Average GBP/USD exchange rate	1.24	1.27
Each £0.01 movement in the GBP/USD exchange rate would impact 2024E Adjusted EBITDA by +/- ~$1.5 million.

Outlook by Line of Service
Offshore Energy Services:
The increasing activity in offshore energy has driven a constructive supply and demand balance for offshore helicopters. Given our sector’s late cycle exposure and the lag effect involving new projects, we only recently have begun to see the impacts of a multi-year growth cycle, with the second half of 2023 marking the positive inflection point for Bristow’s financial results. A tighter equipment market, constrained global labor force and inflationary cost pressures should further drive meaningful rate increases, which we expect to capture during contract renewal and new project tenders. Headwinds from continued supply chain shortages, particularly those related to the S92 heavy helicopters, are expected to continue through 2024.
Europe region:
The full year impact of the newly commenced offshore energy SAR contract in Norway is expected to have a positive impact in 2024. Beyond that, we expect activity in the mature markets of Norway and the UK to be mostly stable in 2024.
Americas region:
The full year impact of expanded operations in Brazil and potential additional tenders in 2024 will contribute to meaningful increases in our results. Exploration activity is expected to drive increased utilization in the U.S. Gulf of Mexico.
Africa region:
Increased market activity has driven better results in Nigeria, and we expect this momentum to continue in 2024.
Government Services:
With operations in the Falkland Islands, the Dutch Caribbean and the Netherlands now reflected in our full year results, we anticipate 2024 will remain largely in line with 2023. Our government services offering typically involves short periods of investment followed by long periods of strong cash flows, and we anticipate 2024 to be a period of investment related to contracts scheduled to commence in late 2024. The transition to the £1.6 billion UKSAR2G contract will begin in late 2024. Operations in Ireland, for the recently awarded €670 million Irish Coast Guard contract, are set to commence towards the end of 2024, and its full year impacts in subsequent years will contribute meaningfully to our financial results.
Fixed wing and other services:
Activity has increased with demand for fixed wing services and charters. Pilot shortages continue to remain a challenge through this upturn. We anticipate the financial performance of this business will remain consistent with 2023.

Liquidity and Capital Allocation
As of December 31, 2023, the Company had $180.3 million of unrestricted cash and $70.9 million of remaining availability under its amended asset-based credit facility (the “ABL Facility”) for total liquidity of $251.2 million. Borrowings under the ABL Facility are subject to certain conditions and requirements.
In the Current Quarter, purchases of property and equipment were $19.4 million, of which $4.3 million were maintenance capital expenditures, and cash proceeds from dispositions of property and equipment were $0.1 million. In the Preceding Quarter, purchases of property and equipment were $18.4 million, of which $4.7 million were maintenance capital expenditures, and cash proceeds from dispositions of property and equipment were $7.3 million. See Adjusted Free Cash Flow Reconciliation for a reconciliation of Adjusted Free Cash Flow.
In January 2024, Bristow entered into a new twelve-year secured equipment financing for an aggregate principal amount of up to £55 million. The proceeds from the financing will be used to support Bristow's capital commitments related to the Second-Generation UK Search and Rescue (UKSAR2G) contract. Bristow's obligations will be secured by four new AW139 SAR-configured helicopters to be delivered in 2024. The credit facility has a 15-month availability period and is expected to fund during 2024, subject to delivery of the new SAR-configured helicopters. The credit facility will bear interest at a rate equal to the Sterling Overnight Index Average (“SONIA”) plus 2.75% per annum.
Recent Events
On February 28, 2024, one of Bristow’s SAR helicopters, registration LN-OIJ with six crew members onboard, was involved in an accident during a training exercise approximately 15 nautical miles west of Bergen, Norway. Very sadly, one fatality was confirmed. The other five crew members have either been released or are in stable condition in the hospital. Bristow’s highest priority is to take care of our crew and their family members and provide them with any assistance needed. The Company is in the process of collecting pertinent information and will provide updates as appropriate. Bristow is fully cooperating with authorities investigating the accident.
On February 27, 2024, Bristow announced an agreement with Leonardo for 10 AW189 super medium helicopters plus options to purchase an additional 10 AW189 helicopters. The new AW189 helicopters will support offshore transport as well as search and rescue (SAR) missions. Bristow currently operates 21 AW189 helicopters globally, with an additional five already scheduled for delivery beginning this year. In addition to its Offshore Energy Services business, Bristow also operates SAR-equipped AW189 helicopters in its Government Services business. The new aircraft will offer added flexibility as well as superior operational and environmental performance, including lower CO2 emissions than comparable aircraft types. The aircraft deliveries will occur over a three-year period from 2025-2028.
On February 28, 2024, Bristow announced a Memorandum of Understanding (MOU) with The Helicopter and Jet Company (THC), Saudi Arabia's premier provider of commercial helicopter services and fully owned by the Public Investment Fund (PIF). The two companies plan to work together on advanced air mobility (AAM) initiatives in the Kingdom of Saudi Arabia as well as other collaborative vertical lift endeavors.

Conference Call
Management will conduct a conference call starting at 9:00 a.m. ET (8:00 a.m. CT) on Wednesday, March 6, 2024, to review the results for the quarter and full year ended December 31, 2023. The conference call can be accessed using the following link:
Link to Access Earnings Call: https://www.veracast.com/webcasts/bristow/webcasts/VTOL4Q23.cfm
Replay
A replay will be available through March 27, 2024 by using the link above. A replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through March 27, 2024. The accompanying investor presentation will be available on March 6, 2024, on Bristow’s website at www.bristowgroup.com.
For additional information concerning Bristow, contact Jennifer Whalen at InvestorRelations@bristowgroup.com, (713) 369-4636 or visit Bristow Group’s website at https://ir.bristowgroup.com/.
About Bristow Group
Bristow Group Inc. is the leading global provider of innovative and sustainable vertical flight solutions. Bristow primarily provides aviation services to a broad base of offshore energy companies and government entities. The Company’s aviation services include personnel transportation, search and rescue (“SAR”), medevac, fixed wing transportation, unmanned systems, and ad-hoc helicopter services.
Bristow currently has customers in Australia, Brazil, Canada, Chile, the Dutch Caribbean, the Falkland Islands, India, Ireland, the Kingdom of Saudi Arabia, Mexico, the Netherlands, Nigeria, Norway, Spain, Suriname, Trinidad, the UK and the U.S.

Forward-Looking Statements Disclosure
This press release contains “forward-looking statements.” Forward-looking statements represent Bristow Group Inc.’s (the “Company”) current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words and, for the avoidance of doubt, include all statements herein regarding the Company’s financial targets for the periods mentioned and operational outlook. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, reflect management’s current views with respect to future events and therefore are subject to significant risks and uncertainties, both known and unknown. The Company’s actual results may vary materially from those anticipated in forward-looking statements. The Company cautions investors not to place undue reliance on any forward-looking statements. Forward-looking statements (including the Company’s financial targets for the periods mentioned and operational outlook) speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based that occur after the date hereof, except as may be required by applicable law.

Risks that may affect forward-looking statements include, but are not necessarily limited to, those relating to: public health crises, such as pandemics (including COVID-19) and epidemics, and any related government policies and actions; any failure to effectively manage, and receive anticipated returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions; our inability to execute our business strategy for diversification efforts related to government services and advanced air mobility; our reliance on a limited number of customers and the reduction of our customer base as a result of consolidation and/or the energy transition; the potential for cyberattacks or security breaches that could disrupt operations, compromise confidential or sensitive information, damage reputation, expose to legal liability, or cause financial losses; the possibility that we may be unable to maintain compliance with covenants in our financing agreements; global and regional changes in the demand, supply, prices or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries (OPEC) and other producing countries; fluctuations in the demand for our services; the possibility that we may impair our long-lived assets and other assets, including inventory, property and equipment and investments in unconsolidated affiliates; the possibility of significant changes in foreign exchange rates and controls; potential effects of increased competition and the introduction of alternative modes of transportation and solutions; the possibility that we may be unable to re-deploy our aircraft to regions with greater demand; the possibility of changes in tax and other laws and regulations and policies, including, without limitation, actions of the governments that impact oil and gas operations or favor renewable energy projects; the possibility that we may be unable to dispose of older aircraft through sales into the aftermarket; general economic conditions, including the capital and credit markets; the possibility that portions of our fleet may be grounded for extended periods of time or indefinitely (including due to severe weather events); the existence of operating risks inherent in our business, including the possibility of declining safety performance; the possibility of political instability, war or acts of terrorism in any of the countries where we operate; the possibility that reductions in spending on aviation services by governmental agencies where we are seeking contracts could adversely affect or lead to modifications of the procurement process or that such reductions in spending could adversely affect search and rescue (“SAR”) contract terms or otherwise delay service or the receipt of payments under such contracts; the effectiveness of our environmental, social and governance initiatives; the impact of supply chain disruptions and inflation and our ability to recoup rising costs in the rates we charge to our customers; our reliance on a limited number of helicopter manufacturers and suppliers and the impact of a shortfall in availability of aircraft components and parts required for maintenance and repairs of our helicopters, including significant delays in the delivery of parts for our S92 fleet.

If one or more of the foregoing risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. You should consider all risks and uncertainties disclosed in the Annual Report and in our filings with the United States Securities and Exchange Commission (the “SEC”), all of which are accessible on the SEC’s website at www.sec.gov.

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)
	Three Months Ended		Favorable/ (Unfavorable)
	December 31, 2023	September 30, 2023
Revenues:
Operating revenues	$329,593	$330,252	$(659)
Reimbursable revenues	8,341	7,838	503
Total revenues	337,934	338,090	(156)

Costs and expenses:
Operating expenses	249,528	240,682	(8,846)
Reimbursable expenses	8,303	7,836	(467)
General and administrative expenses	44,143	46,256	2,113
Merger and integration costs	347	738	391
Depreciation and amortization expense	17,007	17,862	855
Total costs and expenses	319,328	313,374	(5,954)

Gains (losses) on disposal of assets	(159)	1,179	(1,338)
Earnings from unconsolidated affiliates	1,127	3,722	(2,595)
Operating income	19,574	29,617	(10,043)

Interest income	3,458	2,532	926
Interest expense, net	(11,274)	(10,008)	(1,266)
Reorganization items, net	—	(3)	3
Other, net	1,737	4,844	(3,107)
Total other income (expense), net	(6,079)	(2,635)	(3,444)
Income before income taxes	13,495	26,982	(13,487)
Income tax expense	(21,598)	(22,637)	1,039
Net income (loss)	(8,103)	4,345	(12,448)
Net loss (income) attributable to noncontrolling interests	165	(28)	193
Net income (loss) attributable to Bristow Group Inc.	$(7,938)	$4,317	$(12,255)

Basic earnings (losses) per common share	$(0.28)	$0.15
Diluted earnings (losses) per common share	$(0.28)	$0.15

Weighted average common shares outstanding, basic	28,289	28,217
Weighted average common shares outstanding, diluted	28,289	28,959

EBITDA	$41,776	$54,852	$(13,076)
Adjusted EBITDA	$47,725	$62,310	$(14,585)
Adjusted EBITDA excluding asset dispositions and foreign exchange	$46,002	$56,590	$(10,588)

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)
	Year Ended December 31,		Favorable (Unfavorable)
	2023	2022
Revenues:
Operating revenues	$1,264,298	$1,173,462	$90,836
Reimbursable revenues	33,131	36,506	(3,375)
Total revenues	1,297,429	1,209,968	87,461

Costs and expenses:
Operating expenses	957,593	908,402	(49,191)
Reimbursable expenses	32,810	35,873	3,063
General and administrative expenses	181,745	164,685	(17,060)
Merger and integration costs	2,201	1,818	(383)
Restructuring costs	—	2,113	2,113
Depreciation and amortization expense	70,606	66,506	(4,100)
Total costs and expenses	1,244,955	1,179,397	(65,558)

Loss on impairment	—	(5,187)	5,187
Gains (losses) on disposal of assets	1,112	(521)	1,633
Earnings from unconsolidated affiliates	7,165	1,136	6,029
Operating income	60,751	25,999	34,752

Interest income	8,646	1,668	6,978
Interest expense, net	(41,417)	(40,948)	(469)
Reorganization items, net	(86)	(142)	56
Other, net	(9,882)	33,386	(43,268)
Total other income (expense), net	(42,739)	(6,036)	(36,703)
Income before income taxes	18,012	19,963	(1,951)
Income tax expense	(24,932)	(10,754)	(14,178)
Net income (loss)	(6,920)	9,209	(16,129)
Net loss attributable to noncontrolling interests	140	6	134
Net income (loss) attributable to Bristow Group Inc.	$(6,780)	$9,215	$(15,995)

Basic earnings (losses) per common share	$(0.24)	$0.33
Diluted earnings (losses) per common share	$(0.24)	$0.32

Weighted average common stock outstanding, basic	28,139	28,104
Weighted average common stock outstanding, diluted	28,139	28,406

EBITDA	$130,035	$127,417	$2,618
Adjusted EBITDA	$160,915	$157,721	$3,194
Adjusted EBITDA excluding asset dispositions and foreign exchange	$170,504	$137,352	$33,152

BRISTOW GROUP INC. REVENUES BY LINE OF SERVICE (unaudited, in thousands)
	Three Months Ended				Year Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2023	December 31, 2022
Offshore energy services:
Europe	$99,066	$94,346	$87,331	$85,291	$366,034	$354,475
Americas	89,200	91,099	80,884	70,982	332,165	346,093
Africa	31,695	27,545	26,979	25,356	111,575	79,513
Total offshore energy services	$219,961	$212,990	$195,194	$181,629	$809,774	$780,081
Government services	81,714	85,549	87,320	82,334	336,917	283,267
Fixed wing services	25,697	29,168	26,448	25,919	107,232	96,758
Other	2,221	2,545	2,560	3,049	10,375	13,356
	$329,593	$330,252	$311,522	$292,931	$1,264,298	$1,173,462

FLIGHT HOURS BY LINE OF SERVICE (unaudited)
	Three Months Ended				Year Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2023	December 31, 2022
Offshore energy services:
Europe	10,412	10,783	10,532	10,298	42,025	42,559
Americas	10,105	9,767	8,676	8,129	36,677	40,115
Africa	3,938	3,572	3,241	2,905	13,656	10,663
Total offshore energy services	24,455	24,122	22,449	21,332	92,358	93,337
Government services	4,477	5,232	5,008	3,944	18,661	17,194
Fixed wing services	2,889	2,956	2,691	2,533	11,069	12,172
	31,821	32,310	30,148	27,809	122,088	122,703

BRISTOW GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$183,662	$163,683
Accounts receivable, net	234,620	215,131
Inventories	99,863	81,886
Prepaid expenses and other current assets	45,438	32,425
Total current assets	563,583	493,125
Property and equipment, net	927,766	915,251
Investment in unconsolidated affiliates	19,890	17,000
Right-of-use assets	287,939	240,977
Other assets	138,100	145,648
Total assets	$1,937,278	$1,812,001
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,885	$89,610
Accrued liabilities	208,657	184,324
Short-term borrowings and current maturities of long-term debt	13,247	11,656
Total current liabilities	309,789	285,590
Long-term debt, less current maturities	534,823	499,765
Deferred taxes	42,710	48,633
Long-term operating lease liabilities	214,957	165,955
Deferred credits and other liabilities	11,820	25,119
Total liabilities	1,114,099	1,025,062

Stockholders’ equity:
Common stock	311	306
Additional paid-in capital	725,773	709,319
Retained earnings	217,968	224,748
Treasury stock, at cost	(65,722)	(63,009)
Accumulated other comprehensive loss	(54,643)	(84,057)
Total Bristow Group Inc. stockholders’ equity	823,687	787,307
Noncontrolling interests	(508)	(368)
Total stockholders’ equity	823,179	786,939
Total liabilities stockholders’ equity	$1,937,278	$1,812,001

Non-GAAP Financial Measures
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. Each of these measures, as well as Free Cash Flow and Adjusted Free Cash Flow, each as detailed below, have limitations, and are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in the Company's financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) (including the notes), included in the Company's filings with the SEC and posted on the Company's website. EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occurred during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Management believes that the use of EBITDA and Adjusted EBITDA is meaningful to investors because it provides information with respect to the Company's ability to meet its future debt service, capital expenditures and working capital requirements and the financial performance of the Company's assets without regard to financing methods, capital structure or historical cost basis. Neither EBITDA nor Adjusted EBITDA is a recognized term under GAAP. Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The Company is unable to provide a reconciliation of forecasted Adjusted EBITDA for 2023 and 2024 included in this release to projected net income (GAAP) for the same periods because components of the calculation are inherently unpredictable. The inability to forecast certain components of the calculation would significantly affect the accuracy of the reconciliation. Additionally, the Company does not provide guidance on the items used to reconcile projected Adjusted EBITDA due to the uncertainty regarding timing and estimates of such items. Therefore, the Company does not present a reconciliation of forecasted Adjusted EBITDA to net income (GAAP) for 2023 or 2024.
The following tables provide a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands, unaudited).

	Three Months Ended				Year Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2023	December 31, 2022
Net income (loss)	$(8,103)	$4,345	$(1,637)	$(1,525)	$(6,920)	$9,209
Depreciation and amortization expense	17,007	17,862	18,292	17,445	70,606	66,506
Interest expense, net	11,274	10,008	9,871	10,264	41,417	40,948
Income tax expense (benefit)	21,598	22,637	(14,209)	(5,094)	24,932	10,754
EBITDA	$41,776	$54,852	$12,317	$21,090	$130,035	$127,417
Special items (1)	5,949	7,458	10,487	6,986	30,880	30,304
Adjusted EBITDA	$47,725	$62,310	$22,804	$28,076	$160,915	$157,721
(Gains) losses on disposal of assets	159	(1,179)	3,164	(3,256)	(1,112)	521
Foreign exchange (gains) losses	(1,882)	(4,541)	13,021	4,103	10,701	(20,890)
Adjusted EBITDA excluding asset dispositions and foreign exchange	$46,002	$56,590	$38,989	$28,923	$170,504	$137,352

(1)  Special items include the following:

	Three Months Ended				Year Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2023	December 31, 2022
PBH amortization	$3,729	$3,751	$3,697	$3,803	$14,980	$13,291
Merger and integration costs	347	738	677	439	2,201	1,818
Reorganization items, net	—	3	39	44	86	142
Restructuring costs	—	—	—	—	—	2,113
Loss on impairment	—	—	—	—	—	5,187
Non-cash insurance adjustment	—	—	3,977	—	3,977	—
Other special items(2)	1,873	2,966	2,097	2,700	9,636	7,753
	$5,949	$7,458	$10,487	$6,986	$30,880	$30,304
________________________
(2)  Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs.
Reconciliation of Free Cash Flow and Adjusted Free Cash Flow
Free Cash Flow represents the Company’s net cash provided by operating activities less maintenance capital expenditures. In prior periods, the Company’s Free Cash Flow was calculated as net cash provided by (used in) operating activities plus proceeds from disposition of property and equipment less purchases of property and equipment. Management believes that the change in the Company’s free cash flow calculation, as presented herein, better represents the Company’s cash flow available for discretionary purposes, including growth capital expenditures. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude costs paid in relation to a PBH maintenance agreement buy-in, reorganization items, costs associated with recent mergers, acquisitions and ongoing integration efforts, as well as other special items which include nonrecurring professional services fees and other nonrecurring costs or costs that are not related to continuing business operations. Management believes that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide information with respect to the Company’s ability to generate cash from the business. The GAAP measure most directly comparable to Free Cash Flow and Adjusted Free Cash Flow is net cash provided by operating activities. Since neither Free Cash Flow nor Adjusted Free Cash Flow is a recognized term under GAAP, they should not be used as an indicator of, or an alternative to, net cash provided by operating activities. Investors should note numerous methods may exist for calculating a company's free cash flow. As a result, the method used by management to calculate Free Cash Flow and Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow. As such, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands, unaudited).

	Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	LTM
Net cash provided by (used in) operating activities	$(9,499)	$16,711	$18,210	$6,615	$32,037
Less: Maintenance capital expenditures	(4,277)	(4,656)	(2,533)	(2,952)	(14,418)
Free Cash Flow	$(13,776)	$12,055	$15,677	$3,663	$17,619
Plus: Merger and integration costs	347	712	488	571	2,118
Plus: Reorganization items, net	—	25	58	20	103
Plus: Other special items(1)	3,195	1,580	1,650	1,509	7,934
Adjusted Free Cash Flow	$(10,234)	$14,372	$17,873	$5,763	$27,774
__________________________
(1)  Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs

BRISTOW GROUP INC. FLEET COUNT (unaudited)
	Number of Aircraft
Type	Owned Aircraft	Leased Aircraft	Total Aircraft	Max Pass. Capacity	Average Age (years)(1)
Heavy Helicopters:
S92	38	30	68	19	14
AW189	17	4	21	16	8
S61	2	1	3	19	52
	57	35	92
Medium Helicopters:
AW139	49	4	53	12	13
S76 D/C++	15	—	15	12	12
AS365	1	—	1	12	34
	65	4	69
Light—Twin Engine Helicopters:
AW109	4	—	4	7	17
EC135	9	1	10	6	14
	13	1	14
Light—Single Engine Helicopters:
AS350	15	—	15	4	25
AW119	13	—	13	7	17
	28	—	28

Total Helicopters	163	40	203		15
Fixed Wing	8	5	13
Unmanned Aerial Systems (“UAS”)	4	—	4
Total Fleet	175	45	220
_____________
(1)Reflects the average age of helicopters that are owned by the Company.
The chart below presents the number of aircraft in our fleet and their distribution among the regions in which we operate as of December 31, 2023 and the percentage of operating revenue that each of our regions provided during the Current Year (unaudited).

	Percentage of Operating Revenues
		Helicopters				Fixed Wing	UAS
		Heavy	Medium	Light Twin	Light Single			Total
Europe	55%	64	7	—	3	—	4	78
Americas	29%	24	50	11	25	—	—	110
Africa	10%	4	10	3	—	2	—	19
Asia Pacific	6%	—	2	—	—	11	—	13
Total	100%	92	69	14	28	13	4	220